Cyan, Inc.
1383 N. McDowell Blvd., Suite 300
Petaluma, CA 94954

March 25, 2014

Via Email
Jeff Ross

Re:    Employment Offer

Dear Jeff:

On behalf of Cyan, Inc. (the “Company”), I am pleased to extend this employment offer to you. Provided that you accept this offer and commence employment, the terms of your employment with the Company will be as set forth below:
1.Position
(a)You will become the Chief Financial Officer of the Company. You will initially report to the Company’s Chief Executive Officer.

(b)You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.
2.Start Date. Subject to fulfillment of the conditions imposed by this letter agreement, you will commence your employment with the Company on Wednesday, March 26, 2014 (the “Start Date”).
3.Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Jeff Ross
March 25, 2014

4.Compensation.
(a)    Base Salary. You will be paid a semi-monthly salary of $14,5833.33, which is equivalent to $350,000 on an annualized basis (the “Base Salary”). Your salary will be payable semi-monthly pursuant to the Company’s regular payroll policy. The Base Salary will be reviewed annually as part of the Company’s normal executive salary review process.
(b)    Incentive Compensation. In addition to your Base Salary, you will be eligible to participate in Cyan’s Non-Sales Incentive Program and related annual plan (collectively, the “Incentive Plan”). Your annualized target bonus under the Incentive Plan will be 50% of the Base Salary you earn in the applicable Incentive Plan year, i.e., pro rated for partial year’s service. The bonus will be subject to the terms of the Incentive Plan.
5.Equity Awards.
(a)    Initial Equity Award. In connection with your employment, the Company will recommend that the Board of Directors grant you an option to purchase 400,000 shares of the Company’s Common Stock (“Option Shares”). The option will have an exercise price equal to the fair market value on the date of the grant and will vest at the rate of 25% of the Option Shares on the twelve (12) month anniversary of your Start Date and the remaining Option Shares will vest monthly thereafter at the rate of 1/48 of the total number of the Option Shares per month, for a total of four years of vesting. Vesting will, of course, depend on your continued employment with the Company. The option will be subject to the terms of the Company’s 2013 Stock Plan and the Stock Option Agreement between you and the Company.
(b)    Subsequent Long Term Incentives. Beginning in 2015, you will be eligible to participate in any long term equity incentive arrangement approved for executive officers, in such structure and amount, and on such terms and conditions, as may be approved by the Company’s Compensation Committee.
6.Housing Allowance. Cyan understands your family home is in Oakland, and that in connection with joining Cyan, you will rent an apartment in or around Petaluma. To help defray the costs of your establishing and maintaining a residence close to Cyan, Cyan will pay you a monthly housing allowance of $3,000.00 per month (the “Housing Allowance”) for up to the first 12 months of your employment. If and when, during the first 12 months of your employment, your principal place of work changes from Petaluma to Cyan’s San Francisco office, the Housing Allowance would be discontinued. The Housing Allowance will be payable in accordance with the Company’s regular payroll policy. This arrangement will be re-evaluated at or near the end of the first year of your employment, and may be extended. You acknowledge that the Housing Allowance will be deemed to be compensation reportable on your Form W-2, and will be subject to customary withholding taxes.
7.Benefits.
(a)    Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other Company employees, subject to any eligibility requirements imposed by such plans.

Jeff Ross
March 25, 2014

(b)    Vacation; Sick Leave. You will be entitled to paid time off according to the Company’s standard policies.
8.Additional Agreements.
(a)    Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and delivery to an officer of the Company, on or before your Start Date, of a Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”).
(b)    Severance & Change in Control Agreement. You will be provided the opportunity to enter into a Severance and Change in Control Agreement in the standard form entered into between the Company and its executive officers (the “Severance Agreement”).
(c)    Indemnification Agreement. You will be provided the opportunity to enter into an Indemnification Agreement in the standard form entered into between the Company and its executive officers (the “Indemnification Agreement”).
9.At-Will Employment. The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. Subject to the terms of the Severance Agreement, the Company may also modify your duties, compensation or other terms and conditions of your employment at any time for any reason, with or without notice.
10.No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.
11.Governing Law; Arbitration. This letter will be governed by the laws of the State of California without regard to is conflict of laws provision. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all

Jeff Ross
March 25, 2014

the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.
12.Entire Agreement. This letter, together with the Confidentiality Agreement, the Severance Agreement and the Indemnification Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.
We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer will terminate if not accepted by you on or before 7 p.m. Pacific Time on Tuesday, March 25, 2014.

	Very truly yours,	ACCEPTED AND AGREED

	CYAN, INC.	JEFF ROSS

By:	/s/ Mark Floyd	/s/ Jeffrey Ross
	Mark Floyd, CEO	Signature

3/25/2014
Date